UNANIMOUS CONSENT OF DIRECTORS
OF
FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
(formerly Providentmutual Variable Life Insurance Company)
 Pursuant to the Pennsylvania Business Corporation Law, the undersigned being all the directors of Fidelity Investments Life Insurance Company, (formerly Providentmutual Variable Life Insurance Company), hereby unanimously consent and agree that the following resolutions be and hereby are adopted as the action of the Board of Directors of said Company.
 BE IT RESOLVED, that Fidelity Investments Life Insurance Company (the "Company") pursuant to the provisions of Section 406.2 of the Pennsylvania Insurance Company Law of 1921, as amended, hereby establishes a separate account designated Fidelity Investments Variable Annuity Account I (the "Account") or such other name as the officers of the Company deem appropriate.
 FURTHER RESOLVED, that the Chairman, President, Vice President and Treasurer, Secretary, or Assistant Secretary each be authorized to take all necessary and appropriate action to accomplish the registration of the Account as an investment company under the Investment Company Act of 1940 and the registration of the variable annuity contracts issued in connection with the Account as securities under the Securities Act of 1933, and to take all action necessary to comply with such Acts, including but not limited to the execution and filing of registration statements and amendments thereto, (including the payment of registration fees), applications for exemptions from the provisions of the Acts as may be necessary or desirable, and agreements for the management of the Account and for the distribution of variable annuity contracts funded through the Account;
 FURTHER RESOLVED, that the Company receive and hold in the Account (i) amounts arising from premium payments received by the Company under certain variable annuity contracts (in accordance with the provisions of such contracts) and (ii) such other assets of the Company as the officers of the Company may deem prudent and appropriate to support the issuance and maintenance of such variable annuity contracts; and
 FURTHER RESOLVED, that the assets held in the Account be invested and reinvested in shares of Variable Insurance Products Fund, a trust registered as an open-end management investment company under the Investment Company Act of 1940; and
 FURTHER RESOLVED, that the signature of any Director or Officer of the Company required by law to affix his or her signature to a registration statement under the Investment Company Act of 1940 or Securities Act of 1933, or any amendment thereof, may be affixed by said Director or Officer personally or by an attorney-in-fact duly constituted in writing by said Director or Officer to sign his or her name thereto; and
 FURTHER RESOLVED, that the President is hereby appointed agent of the Company to receive any and all notices from the Securities and Exchange Commission relating to the registration statements for the Account and the contracts, and all amendments thereof;
 AND FURTHER RESOLVED, that the Chairman, President, Vice President and Treasurer, Secretary or Assistant Secretary each be authorized to take whatever steps as may be necessary to comply with such laws and regulations of the several states as may be applicable to the Account or the contracts.
 Consent to have the same force and effect as though duly adopted at a meeting of the Board of Directors.
/s/ Edward C. Johnson 3d   /s/ J. Gary Burkhead
Edward C. Johnson 3d   J. Gary Burkhead
/s/ John J. Remondi   /s/ Rodney R. Rohda
John J. Remondi   Rodney R. Rohda
/s/ John F. O'Brien, Jr.   /s/ James C. Curvey
John F. O'Brien, Jr.   James C. Curvey
/s/ Roger T. Servison
Roger T. Servison
Dated July 22, 1987

 The foregoing Unanimous Consent of Directors was executed pursuant to the Pennsylvania Business Corporation Law and Filed with the undersigned this 22nd day of July, 1987.
        \s\ David C. Weinstein (SEAL)
        David C. Weinstein, Secretary